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                                                                    EXHIBIT 2(c)

                          ALLEGHENY POWER SYSTEM, INC.
                              10435 DOWNSVILLE PIKE
                           HAGERSTOWN, MARYLAND 21740



                                                                   April 5, 1997




DQE, Inc.
411 Seventh Avenue
Pittsburgh, Pennsylvania 15230

Ladies and Gentlemen:

                  With reference to the Agreement and Plan of Merger, dated as of the date hereof, among DQE, Inc., a Pennsylvania corporation (the "Company"), Allegheny Power System, Inc., a Maryland corporation ("Parent"), and AYP Sub, Inc., a Pennsylvania corporation to be formed as a wholly owned subsidiary of Parent (the "Merger Agreement"), we confirm our agreement (this "Agreement") as follows:

                  1. Additional Termination Fee. In the event that the Merger Agreement is terminated (x) by Parent pursuant to Section 8.4(a) (or 6.2) of the Merger Agreement or (y) by the Company pursuant to Section 8.3(b)(i) or (iii) of the Merger Agreement, or (z) by the Company or Parent pursuant to Section 8.2(e) of the Merger Agreement, then, within two business days following the written request of the Company, Parent shall pay to the Company by wire transfer of immediately available funds the amount, if any, by which (1) 0.199 multiplied by the number of shares of Common Stock, par value $1.25 per share, of Parent ("Parent Common Stock"), outstanding at the close of business on the business day immediately prior to such termination (such date, the "Determination Date") multiplied by the average daily closing price of Parent Common Stock on the New York Stock Exchange (the "NYSE") on the ten NYSE trading days ending on the Determination Date, as reported in the New York City edition of The Wall Street Journal, exceeds (2) $719,870,422; provided that the amount payable pursuant to this Agreement shall not exceed $20,000,000. Parent agrees that if Parent fails to promptly pay the amount payable pursuant to this Agreement and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for such payment, Parent shall pay to the Company its costs and expenses (including attorneys'
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fees) in connection with such suit, together with interest on the amount of such payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  2. Modification or Amendment. The parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  3. Assignment. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment of this Agreement shall be null and void.

                  4. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                  5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.


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                  If you are in agreement with the foregoing, please execute this Agreement, whereupon this letter shall become a binding agreement between us.


                                                  Very truly yours,

                                                  ALLEGHENY POWER SYSTEM, INC.


                                                  By: /s/ Alan J. Noia
                                                      -------------------------
                                                      Alan J. Noia
                                                       Chairman and Chief
                                                       Executive Officer


Accepted and agreed:

DQE, INC.


By: /s/ David D. Marshall
    --------------------------
    David D. Marshall
      Chairman and Chief
      Executive Officer


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